Exhibit 15

May 10, 2004

The Board of Directors

McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the McMoRan Exploration Co. 2004 Director Compensation Plan for the registration of 175,000 shares of McMoRan Exploration Co. common stock and 175,000 preferred stock purchase rights of our report dated May 3, 2004 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended March 31, 2004.

Very truly yours,

/s/ Ernst & Young LLP